Exhibit 16


                                October 29, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


         We were previously the independent accountants for Esquire Communications Ltd., and on January 27, 1996, we reported on the consolidated financial statements of Esquire Communications Ltd. and subsidiaries as of and for the three years ended December 31, 1995. On October 23, 1996, we were dismissed as independent accountants of Esquire Communications Ltd.

         We have read Esquire Communications Ltd.'s statements included under
Item 4 of its Form 8-K dated October 29, 1996, and we agree with such statements.

                                Very truly yours,

                                FREED MAXICK SACHS & MURPHY, P.C.